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                                                                    Exhibit 12.1
                      SERVICE CORPORATION INTERNATIONAL
                      RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                      Six Months Ended June 30,
                                                                                        1996             1995
- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                  (Thousands, except ratio amounts)

Pretax income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $    210,791     $    144,059
Undistributed income of less than 50% owned equity investees  . . . . . . .              (3,222)          (1,739)
Minority interest in income of majority owned subsidiaries
  with fixed charges  . . . . . . . . . . . . . . . . . . . . . . . . . . .                 395            1,466
Add fixed charges as adjusted (from below)  . . . . . . . . . . . . . . . .              82,672           65,723
                                                                                   ------------     ------------
                                                                                   $    290,636     $    209,509
                                                                                   ------------     ------------
Fixed charges:
  Interest expense:
         Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $     66,134     $     52,809
         Financial services . . . . . . . . . . . . . . . . . . . . . . . .               5,450            5,365
         Capitalized  . . . . . . . . . . . . . . . . . . . . . . . . . . .                 994              146
  Amortization of debt costs  . . . . . . . . . . . . . . . . . . . . . . .                 797              436
  1/3 of rental expense   . . . . . . . . . . . . . . . . . . . . . . . . .              10,291            7,113
  Dividends on convertible preferred securities of SCI Finance LLC  . . . .               5,391            5,391
                                                                                   ------------     ------------
  Fixed charges   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              89,057           71,260
    Less:   Capitalized interest  . . . . . . . . . . . . . . . . . . . . .                (994)            (146)
            Dividends on convertible preferred stock of subsidiary  . . . .              (5,391)          (5,391)
                                                                                   ------------     ------------
Fixed charges as adjusted . . . . . . . . . . . . . . . . . . . . . . . . .        $     82,672     $     65,723
                                                                                   ============     ============
Ratio (earnings divided by fixed charges) . . . . . . . . . . . . . . . . .                3.26             2.94
                                                                                   ============     ============
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